Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (the “Amendment”) is made and is effective as of October 19, 2011, by and between EAGLEWOOD VILLA, LTD., an Ohio limited partnership, and WOODLAND MANOR, LTD., an Ohio limited liability company (individually, a “Seller” and collectively, the “Sellers”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company, or its permitted assigns (the “Purchaser”), under the following circumstances:

Recitals

A.            Purchaser and Sellers entered into a Purchase and Sale Agreement, dated August 15, 2011 (the “Agreement”) with Seller for the sale and purchase of certain real property known as Woodland Manor a/k/a Eaglewood Care Center located at 2000 Villa Road, Springfield, Ohio 45503 and Eaglewood Village located at 3001 Middle Urbana Road, Springfield, Ohio 45502, as more specifically described in the Agreement (the “Properties”);

B.             Sellers and Purchaser now desire to amend the Agreement as set forth below.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers and Purchaser hereby amend the Agreement as follows:

1.             The Recitals set forth above are incorporated herein by reference as though fully rewritten herein.  Any capitalized terms included in this Amendment but not defined herein shall have the meanings ascribed to them in the Agreement.

2.             The definition of Purchase Price shall be deleted in its entirety and replaced with the following:

“Purchase Price”  shall mean Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00).

3.             Section 2.3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b)           Cash Consideration.  The sum of Twelve Million and 00/100 Dollars ($12,000,000.00) (including the portion of the Deposit which is a credit against the Purchase Price), subject to adjustment as provided in Article 9, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Sellers at the Closing.

4.             Section 2.3(c) of the Agreement shall be deleted in its entirety and replaced with the following:

(c)           Seller Note.  The sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be evidenced by a cognovit promissory note from the entities to which Purchaser assigns its rights under this Agreement pursuant to Section 13.6 (“Assignees” and each, an “Assignee”) in favor of Eaglewood Villa, Ltd. executed and delivered at Closing (the “Seller Note”).  The Assignees’ obligations under the Seller Note shall be joint and several among the Assignees.  The Seller Note shall be in substantially the form attached hereto as Exhibit “D”, shall be paid in twenty-four (24) months following the Closing and shall bear interest at the simple annual fixed rate of six and one-half percent (6½%).  Principal and interest payments under the Seller Note shall be made monthly in arrears based on a twenty-year amortization schedule with the balance due on maturity.  The Seller Note shall be guaranteed by the joint and several guaranty of AdCare Health Systems, Inc. (“ADK”) and Purchaser (the “Guaranty”) in substantially the form attached hereto as Exhibit “E”.  The Seller Note shall also be secured by a Pledge and Security Agreement (the “Pledge”) substantially in the form attached hereto as Exhibit “F”, which provides a first lien security interest in 100% of the equity interest of the Purchaser in each of the Assignees (or in the Purchaser if this Agreement is not assigned to Assignee).

5.             All references to Exhibit G in the Agreement shall be deleted.

6.             Pursuant to Section 8.1(C) of the Agreement, Purchaser has agreed to assume the following Service Contracts:

(a)           Landscape Maintenance Contract dated April 5, 2011 with A Kut Above Lawn & Landscaping, LLC

(b)           Preventative Maintenance Agreement dated February 9, 2011 with Buckeye Power Sales Co., Inc.

(c)           Nursing Education Affiliation Agreement dated August 9, 2010 with Clark State Community College

(d)           Inpatient Hospice Contract — SNF dated July 27, 2010 with Crossroads Hospice of Cincinnati, LLC dba Crossroads Hospice of Dayton, LLC

(e)           Agreement to Provide Dietary Consulting Services dated October 1, 2010 with Dietary Solutions, Inc.

(f)            Retainer Agreement Medical Director dated June 10, 2002 with Dr. Nha To, MD

(g)           Preventative Maintenance Program quote dated October 15, 2009 with Hauck Bros. Inc.

(h)           Lease Agreement dated July 15, 2009 with T & M Store & Lock for unit 107/132

(i)            Lease Agreement dated July 15, 2009 with T & M Store & Lock for unit 109/130

(j)            Pointclickcare.com Subscription Service Agreement dated October 21, 2010 with Wescom Solutions Inc.

The remaining Services Contracts of the Properties will be terminated by Purchaser to be effective as of the Closing Date or upon such later date as required by such Service Contract.

7.             Pursuant to Section 3.2 of the Agreement, Purchaser hereby agrees and acknowledges that Purchaser did not terminate the Agreement prior to the expiration of the Inspection period and that the Inspection period has expired.

8.             Pursuant to Section 12.18 of the Agreement, Sellers hereby agree and acknowledge that Sellers have obtained the approval of the members and partners of the Sellers of the terms and conditions of the Agreement.

9.             Pursuant to Section 1.3(a) of the form Operations Transfer Agreement attached to the Agreement as Exhibit B, Purchaser has elected to assume Sellers right, title and interest in and to the Provider Agreements.

10.           Except as modified by this Amendment, the Agreement remains in full force and effect.

11.           The Agreement, as modified by this Amendment, is ratified and confirmed.

[Signatures on the Next Page.]

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

Signature Page

IN WITNESS WHEREOF, Sellers and Purchaser have executed this Amendment as of the date listed above.

SELLERS:

EAGLEWOOD VILLA, LTD., an Ohio limited partnership
By:	Partnership Equities, an Ohio corporation, its general partner

By:	/s/ Thomas A. Feusse
Thomas A. Feusse, Chief Executive Officer

WOODLAND MANOR, LTD., an Ohio limited liability company
By:	Partnership Equities, an Ohio corporation, its member

By:	/s/ Thomas A. Feusse
Thomas A. Feusse, Chief Executive Officer

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ David A. Tenwick
David A. Tenwick, Manager

[End of Signatures.]